Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this pre-effective Amendment No. 1 to registration statement on Form S-3 of Sachem Capital Corp. (the “Company”) of our report dated April 2, 2018, relating to the financial statements of the Company as of December 31, 2017 and 2016, and for the years then ended (which report expresses an unqualified opinion on the financial statements), included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. We also consent to the reference to us under the heading “Experts” in the prospectus, which is part of this pre-effective Amendment No. 1 to registration statement on Form S-3.

/s/ Hoberman & Lesser, CPAs, LLP

Hoberman & Lesser, CPAs, LLP

November 2, 2018